Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-170146

November 4, 2010

JinkoSolar Holding Co., Ltd.

JinkoSolar Holding Co., Ltd., or JinkoSolar, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents JinkoSolar has filed with the SEC for more complete information about JinkoSolar and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents JinkoSolar has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JinkoSolar, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: Credit Suisse +1-800-221-1037 (calling this number is not toll free outside the United States).  You may also access JinkoSolar’s most recent prospectus by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1481513/000119312510242749/df1a.htm .

The information below assumes no exercise of the underwriters’ over-allotment option.

Public Offering Price:	US$36.00 per ADS

Total Offering Price:	US$126,000,000

ADSs offered by the Company:	2,000,000

ADSs offered by the Selling Shareholders:	1,500,000

Proceeds to Company, net of underwriting discounts and commissions:	US$68,580,000 total; US$34.29 per ADS

Proceeds to Selling Shareholders, net of underwriting discounts and commissions:	US$51,435,000 total; US$34.29 per ADS

Settlement and Delivery Date:	November 10, 2010

Underwriting Discounts and Commissions:	US$5,985,000 total; US$1.71 per ADS

Selling Concession:	US$1.026 per ADS